Exhibit 3.27

STATE OF NORTH CAROLINA	ARTICLES OF INCORPORATION OF
MERIDIAN FINANCIAL SERVICES, INC.
COUNTY OF BUNCOMBE

I, the undersigned, being a person of full age, do make and acknowledge these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina.

ARTICLE I:  The name of the Corporation shall be Meridian Financial Services, Inc.

ARTICLE II:  The period and duration of the Corporation shall be unlimited.

ARTICLE III:  The purposes for which the Corporation is organized are:

(a)                                  to engage in the business of providing financial services, including collection services to businesses and to engage in other activities related to said business.

(b)                                 to purchase, acquire and conduct the business of any other person, firm or corporation which is, or has been engaged in the activities herein authorized.

(c)                                  to purchase, hold, manufacture, lease, sell and otherwise deal in all kinds of goods, wares, merchandise, personal and real property of every description.

(d)                                 to engage in, conduct and operate any other business which may be deemed by the Board of Directors to be beneficial to the Corporation.

ARTICLE IV:  The aggregate number of shares which the Corporation shall have authority to issue is ten thousand (10,000), which shall be all of the same class and shall have a par value of Ten and No/100ths ($10.00) Dollars per share.

ARTICLE V:  The minimum amount of consideration to be received for its shares with which the Corporation shall commence business is Five Hundred and No/100ths ($500.00) Dollars.

ARTICLE VI:  The address of the initial registered office of the Corporation is:  1 Vance Gap Road, Asheville, Buncombe County, North Carolina 28805, and the name of the initial Registered Agent at such address is:  C. Wayne Kinser.

ARTICLE VII:  The number of Directors of the Corporation may be fixed by the by-laws, but shall not be less than Three (3) or the number of shareholders whichever is less, and the name and address of the person who to serve as Director until the first meeting of the shareholders, or until his successors are elected and qualify, is:  C. Wayne Kinser, 1 Vance Gap Road, Asheville, North Carolina.

ARTICLE VIII:  The name and address of the incorporator is Charles R. Worley, 1 Vance Gap Road, P.O. Box 2232, Asheville, North Carolina 28802.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this the 14th day of February, 1989.

/s/ Charles R. Worley	(Seal)
CHARLES R. WORLEY

STATE OF NORTH CAROLINA

COUNTY OF BUNCOMBE

This is to certify that on the 14th day of February, 1989, before me, a Notary Public of Buncombe County, North Carolina, personally appeared CHARLES R. WORLEY, who, I am satisfied, is the person named in and who executed the foregoing Articles of Incorporation, and I have first made known to them the contents thereof, they did acknowledge that he signed and delivered the same as his voluntary act and deed for the uses and purposes therein expressed.

IN TESTIMONY WHEREOF, I have set my hand and affixed my official seal, this the 14th day of February, 1989.

		/s/ Illegible	(Seal)
Notary Public

My commission expires:	June 3, 1992